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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 2-74980 of Morgan Stanley U.S. Government Money Market Trust, formerly Morgan Stanley Dean Witter U.S. Government Money Market Trust, on Form N-1A of our report dated March 7, 2002, appearing in the Prospectus and incorporated by reference in the Statement of Additional Information, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.




Deloitte & Touche LLP
New York, New York
March 26, 2002